Exhibit 15

May 9, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 9, 2018 on our review of interim financial information of Arch Capital Group Ltd., which appears in this Quarterly Report on Form 10-Q, is incorporated by reference in the Registration Statement on Form S-3 (Registration No. 333-221344, Registration No. 333-221344-01 and Registration No. 333-221344-02) and in the Registration Statements on Forms S-8 (Registration No. 333-99974, Registration No. 333-86145, Registration No. 333-82772, Registration No. 333-211193, Registration No. 333-72182, Registration No. 333-98971, Registration No. 333-124422, Registration No. 333-142835, Registration No. 333-181308, and Registration No. 333-203993) of Arch Capital Group Ltd.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, NY